Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – March 21, 2012

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters, Inc. Announces Appointment of New CFO

PHILADELPHIA, March 21, 2012 — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced that Eric Artz is stepping down as Chief Financial Officer effective April 3, 2012 and is being replaced by Frank Conforti, the Company’s Chief Accounting Officer.

“I am pleased our Board has selected Frank to be our new Chief Financial Officer. Since he started at URBN five years ago, Frank has been a star and an invaluable partner to the executive leadership team. I have the upmost confidence in him and his abilities,” said Richard A. Hayne, Chairman and Chief Executive Officer. “I want to thank Eric for his service to the Company over the past two years and wish him the very best in his return to the West Coast.”

Mr. Conforti joined Urban Outfitters in March 2007 as Director of Finance and SEC Reporting and was subsequently promoted to Controller and then Chief Accounting Officer, his current role. Prior to joining the Company, Mr. Conforti worked for AlliedBarton Security Services, LLC as Controller. Mr. Conforti began his career at KPMG in 1998.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 197 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 168 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 62 Free People stores, catalogs and websites, 1 Terrain garden center and website and 1 BHLDN store and website as of January 31, 2012.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein